Exhibit 10.02

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of July 1, 2007 (the “Effective Date”), by and between Entercom Communications Corp., a Pennsylvania corporation (“Employer” or the “Company”), and Joseph M. Field (“Executive”).

RECITALS

A.            Prior to May 3, 2002, Executive rendered services to the Employer in the position of Chief Executive Officer of the Employer upon and subject to the terms, conditions and other provisions of that certain Employment Agreement between the Executive and Employer dated as of June 25, 1993, as amended (the “Prior Agreement”).

B.            Effective as of May 3, 2002 and through the Effective Date, Executive has rendered services to the Employer in the position of Chairman of the Board pursuant to that certain Employment Agreement between the Executive and Employer dated as of July 1, 2002.

C.            Effective as of the Effective Date, Employer desires to continue to retain the services of Executive in the position of Chairman of the Board upon and subject to the terms, conditions and other provisions set forth herein.

D.            Executive desires to continue to render services to Employer upon and subject to the terms, conditions and other provisions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual promises hereinafter set forth, and other good and valuable consideration had and received, the parties hereby agree as follows:

1.             Employment. Upon and subject to the terms, conditions and other provisions of this Agreement, Employer shall continue to employ Executive, and Executive hereby accepts such continued employment and agrees to exercise and perform faithfully, exclusively and to the best of his ability on behalf of Employer during the Employment Term (as defined herein), the duties and responsibilities of Chairman of the Employer’s Board of Directors (the “Board”), with the general powers and duties of management usually vested in said office.

2.             Executive’s Services and Duties.

2.1.        During the Employment Term, Executive shall:

2.1.1.     Observe and conform to the policies and directions promulgated from time to time by the Board;

2.1.2.     Use all reasonable efforts to serve Employer faithfully, diligently and competently and to the best of his ability; and

2.1.3.     Devote his full business time, energy, ability, attention and skill to his employment hereunder.

2.2.          The services to be performed by Executive hereunder may be changed or adjusted from time to time at the reasonable discretion of the Board. The Board shall retain full direction and control of the means and methods by which Executive performs the above services and of the place or places at which such services are to be rendered.

2.3.          Except with the prior written approval of the Board, Executive during the Employment Term will not (i) accept any other employment with a third party, (ii) serve on the board of directors or similar body of any other business entity in any way directly or indirectly competitive with the business of the Company or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to or otherwise conflict with, that of Employer or any of its subsidiaries, affiliates or divisions.

3.             Term. The term of this agreement shall continue for so long as Executive remains duly elected and qualified and serves in the capacity of Chairman of the Board (the “Employment Term”).

4.             Compensation and Other Benefits. As compensation in full for the services to be rendered by Executive hereunder, during the Employment Term, Employer shall pay, and Executive shall be entitled to receive, the following compensation and benefits, which compensation and benefits shall be subject to all appropriate federal, state and local withholding taxes:

4.1.        An annual retainer (the “Annual Retainer”) in an amount equal to three (3) times the annual retainer payable to non-employee members of the Board pursuant to the Company’s non-employee director compensation policies as in effect from time to time. The Annual Retainer shall be paid at the same time as retainers are paid to non-employee directors and shall be payable in restricted stock units which vest over one year; provided that Executive shall have the right to elect, on or before the date of grant, to receive the Annual Retainer in cash in lieu of restricted stock units. The initial Annual Retainer shall be prorated for the period commencing on the Effective Date through the date of the first annual meeting of the Company’s shareholders and shall be payable in cash as soon as reasonably practicable following the execution of this Agreement.

4.2.        Executive shall be entitled to participate in or receive medical, disability and life insurance, vacation and any other benefits that Employer provides from time-to-time to its most senior executive officers. However, except as provided in Section 10.2, nothing herein is intended, or shall be construed to require Employer to institute or continue any, or any particular, plan or benefits other than insurance benefits which Executive may at his cost continue pursuant to COBRA.

4.3.        During the Employment Term, the Board or the Compensation Committee shall grant Executive annual equity compensation awards of the same type and for an underlying number of shares equal to three (3) times the number of shares underlying the awards granted to each non-employee member of the Board pursuant to the Company’s non-employee director compensation policies as in effect from time to time. Any such equity compensation awards shall be granted at the same time as the awards granted to non-employee members of the Board and shall contain such similar terms (not inconsistent with this Agreement or awards granted to non-employee members of the Board) as the Board and/or the Compensation Committee determine.

4.4.        During the Employment Term, Executive shall either be provided with a Company-owned automobile for his business and personal use or be provided with a monthly automobile allowance of $1,200.

4.5         During the Employment Term, Executive shall continue to have the use of his existing (or otherwise comparable) office.

4.6         During the Employment Term, Executive shall continue to be permitted to use Company aircraft for personal use in accordance with Company policies as in effect from time to time; provided, however, that Executive shall be entitled to personal use of Company aircraft on terms at least as favorable to him as those accorded to the Company’s Chief Executive Officer.

5.             Certain Business Expenses. Employer shall reimburse Executive for business expenses (a) which are reasonable and necessary for Executive to perform and were incurred by Executive in the course of the performance of his duties pursuant to this Agreement and in accordance with Employer’s general policies and (b) for which Executive has submitted vouchers and completed an expense report in the form required by Employer as consistent with Employer’s policies in place from time-to-time.

6.             Confidential Information.

6.1.        Executive acknowledges that, because of his employment hereunder, he will be in a confidential relationship with Employer and will have access to confidential information and trade secrets of Employer and the subsidiaries, affiliates and divisions thereof. Executive acknowledges and agrees that the following constitutes confidential and/or trade secret information belonging exclusively to Employer (collectively, “Confidential Information”):

(a)          all information related to customers including, without limitation, customer lists, the identities of existing, past or prospective customers, prices charged or proposed to be charged to customers, customer contacts, special customer requirements and all related information;

(b)         all marketing plans, materials and techniques;

(c)          all methods of business operation and related procedures of Employer; and

(d)         all patterns, devices, compilations of information, copyrightable material and technical information, if any, in each case which relates in any way to the business of Employer or any subsidiary, affiliate or division thereof.

6.2.          Executive agrees that:

6.2.1.     Except in the limited performance of his duties under this Agreement, Executive shall not use for his own benefit or disclose to any third party Confidential Information acquired by reason of his employment under this Agreement or his former status as an officer and shareholder of Employer, including, but not limited to, Confidential Information belonging or relating to Employer or its subsidiaries, affiliates, divisions or customers;

6.2.2.     Executive shall not induce or persuade other employees of Employer or former or current employees of Employer or any subsidiary, affiliate or division thereof, to join him in any activity prohibited by this Section 6;

6.2.3.     For the twelve (12) month period following any termination of Executive’s employment with the Company, Executive shall not, without the express prior written permission of the Company, employ, offer to employ, counsel a third party to employ, or participate in any manner in the recommendation, recruitment or solicitation of the employment of any person who was an employee of the Company on the date of the termination of Executive’s employment or at any time within the ninety (90) days prior thereto. In the event that any such person shall be employed in a position under Executive’s direct or indirect supervision within such twelve (12) month period without the Company’s express prior written permission, it shall be conclusively presumed that this restriction has been violated.

6.2.4      So long as Executive is employed by the Company and for a period of twelve (12) months thereafter Executive shall not directly or indirectly, provide any service either as an employee, employer, consultant, contractor, agent, principal, partner, substantial stockholder, corporate officer or director of or for a company or enterprise which competes in any material manner with the then present or Planned Business Activities (as defined below) of the Company, including without limitation, audio programming, production, engineering, promotion or broadcasting regardless of the method of its delivery, which methods include, without limitation, AM, FM, satellite, PCS, cable, Internet, or any other means. For purpose of the foregoing “Planned Business Activities” shall mean a business initiative materially discussed by the Board or which is currently under consideration by the Board or which has been approved by the Board.

6.2.5.     This Section 6 shall survive termination of this Agreement.

7.             Employer Property.

7.1.        Any patents, inventions, discoveries, applications or processes, software and computer programs devised, planned, applied, created, discovered or invented by Executive in the course of his employment under this Agreement and which pertain to any aspect of the business of Employer or its subsidiaries, affiliates, divisions or customers, shall be the sole and absolute property of Employer and Executive shall make prompt report thereof to Employer and promptly execute any and all documents reasonably requested to assure Employer the full and complete ownership thereof.

7.2.        All records, files, lists, drawings, documents, equipment and similar items relating to Employer’s business which Executive shall prepare or receive from Employer shall remain Employer’s sole and exclusive property. Upon termination of this Agreement, Executive shall return promptly to Employer all property of Employer in his possession and Executive represents that he will not copy, or cause to be copied, printed, summarized or compiled, any software, documents or other materials originating with and/or belonging to Employer. Executive further represents that he will not retain in his possession any such software, documents or other materials in machine or human readable forms. The requirements of this Section 7.2 shall not be applicable to Executive’s “rolodex” and other similar list of personal business associates and contacts at the time of termination that is not part of the Employer’s books and records (collectively, “Executive Property”).

7.3.        This Section 7 shall survive termination of this Agreement.

8.             Executive Representations and Warranties. Executive warrants and represents to and covenants with Employer as follows:

8.1.        No Conflict. The execution, delivery and performance of this Agreement by Executive does not conflict with or violate any provision of or constitute a default under any agreement, judgment, award or decree to which Executive is a party or by which Executive is bound. No consent of any third party is necessary for Executive to enter into this Agreement and comply fully with his obligations hereunder. Executive is not party to or bound by any other employment agreement, non-compete agreement, confidentiality agreement or similar agreement.

8.2.        Enforceable Agreement. This Agreement is the valid enforceable agreement of Executive, enforceable against him in accordance with its terms.

9.             Termination. Executive’s employment hereunder may be terminated by the Board under the following circumstances:

9.1.        Death. Executive’s employment hereunder shall terminate automatically upon his death.

9.2.        Disability. This Agreement shall terminate on Executive’s physical or mental disability or infirmity which, in the opinion of a competent physician mutually selected in advance of such disability or infirmity by Executive and the Compensation Committee, renders Executive unable to perform his duties under this Agreement for more than one hundred twenty (120) days during any one hundred eighty (180)-day period (“Disability”).

9.3.        “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death; or (ii) if Executive’s employment is terminated by reason of his Disability, the date on which Executive is determined by a competent physician to suffer from such Disability in accordance with Section 9.2.

9.4.        Termination Obligations.

9.4.1.     Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by Executive in the course of or incident to his employment belong to Employer and shall be promptly returned to Employer upon termination of the Employment Term. “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, customer or other lists, blueprints, and other documents, or materials, or copies thereof, whether in hard copy or in any electronic format, and all other proprietary information relating to the business of Employer or any subsidiary, affiliate or division thereof, but shall exclude Executive Property. Following termination, Executive will not retain any written or other tangible material containing any Confidential Information or other proprietary information of Employer or any subsidiary, affiliate or division thereof.

9.4.2.     The representations and warranties contained in this Section 9.4 and Executive’s obligations under Section 6 and Section 7 hereof shall survive termination of the Employment Period and the expiration or termination of this Agreement.

10.           Compensation Upon Death, During Disability or Upon Termination.

10.1.      Death or Disability. If Executive’s employment hereunder shall be terminated during the Employment Term as a result of Executive’s death or Disability, Executive shall be deemed to have performed all of the requisite services under this Agreement for the remainder of the term for which the Executive was elected in which the termination occurred, and in addition Employer shall pay Executive or Executive’s estate in a single lump sum an amount equal to the Annual Retainer as in effect immediately prior to Executive’s termination.

10.2.      Post-Termination Benefits. In addition to the foregoing, upon Executive’s termination of employment hereunder for any reason, then commencing as of the Executive’s Date of Termination, the Employer shall provide to Executive and Executive’s spouse medical insurance coverage for the duration of their respective lives on terms comparable to those applicable to Executive and Executive’s spouse, as applicable, under the Employer’s benefit plans in place as of Executive’s Date of Termination. Such post-employment insurance coverage may be provided by Employer in a manner selected by Employer, including without limitation the purchase of separate insurance policies for the benefit of Executive and Executive’s spouse or providing coverage under its medical insurance plans or arrangements. The manner of providing such coverage shall be subject to the approval of Executive, which approval shall not be unreasonably withheld.

10.3.      Stock Based Awards. If Executive ceases to serve as Chairman of the Board during the Employment Term for any reason other than a removal from his position as Chairman the Board for Cause (as defined below) pursuant to the Company’s bylaws, as in effect from time to time, all of Executive’s stock-based rights shall become vested, exercisable and payable with respect to all of the equity subject thereto. For purposes of this Agreement, “Cause” shall mean any one or more of the following (each as determined by the Board in its sole discretion): (i) Executive’s material breach of any term of this Agreement; (ii) the commission by the Executive of any act of fraud, theft or criminal dishonesty with respect to the Employer or any of its subsidiaries, divisions or affiliates, or the conviction of the Executive of any felony; (iii) Executive’s misconduct in the performance of his duties hereunder, including, without limitation, his failure or refusal to carry out any proper direction by the Board with respect to services to be rendered by him hereunder or the manner of rendering such services or his habitual neglect of his duties as an officer of Employer after written notice and reasonable opportunity to cure; (iv) Executive’s repeated material neglect of his duties on a general basis after written notice and reasonable opportunity to cure; or (v) the commission by Executive of any act of moral turpitude which (a) brings the Employer or any of its affiliates into public disrepute or disgrace, (b) causes material injury to the customer relations, operations or the business prospects of the Employer or (c) in the reasonable opinion of FCC counsel for Employer, would pose a substantial risk of revocation or non-renewal of any of the FCC licenses held by the Company.

10.4.      Release of Claims. As a condition to the receipt of any of the post- termination benefits described in Section 10.2 hereunder subsequent to the termination of the employment of Executive, Executive shall be required to execute within ninety (90) days following the termination of his employment a release in a form reasonably acceptable to Employer of all claims arising out of his employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law, but excluding claims for indemnification under any agreement to which Executive is a party or pursuant to Employer’s charter or by-laws or policies of insurance maintained by Employer.

10.5.      Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 10.6.

11.           Parachute Payments.

11.1       If it is determined (as hereafter provided) that Executive would be subject to the excise tax imposed by Code Section 4999 to which Executive would not have been subject but for any payment or stock option or restricted stock vesting (collectively a “Payment”) occurring pursuant to the terms of this Agreement or otherwise as in connection with a change in the ownership or effective control of Employer or a change in the ownership of a substantial portion of the assets of the Employer within the meaning of Code Section 280G(b)(2)(A)(i) (such tax, a “Parachute Tax”), then Executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any Parachute Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to two-thirds (2/3) of the Parachute Tax imposed upon the Payment.

11.2       Subject to the provisions of Section 11.1 hereof, all determinations required to be made under this Section 11, including whether a Parachute Tax is payable by Executive and the amount of such Parachute Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the event giving rise to a Payment (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Company). For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). The Accounting Firm shall be directed by the Company or Executive to submit its preliminary determination and detailed supporting calculations to both the Company and Executive within fifteen (15) calendar days after the determination date, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Parachute Tax is payable by Executive, the Company shall pay the required Gross-Up Payment to, or for the benefit of, Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Parachute Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Parachute Tax on his federal tax return. Any good faith determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company’s obligation to provide any Gross-Up Payments that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Code Section 4999 at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event of a final determination by the Internal Revenue Service that an Underpayment has occurred, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

11.3       The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 11.2 hereof.

11.4       The federal tax returns filed by Executive (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Parachute Tax payable by Executive, as the same may be amended or supplemented. Executive shall make proper payment of the amount of any Parachute Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment.

12.           Notices. All notices and other communications and legal process shall be in writing and shall be personally delivered, transmitted by telecopier, telex or cable, or transmitted by Federal Express or other reputable commercial overnight delivery service which provides evidence of delivery, as elected by the party giving such notice, addressed as follows:

If to Employer:	Entercom Communications Corp.
401 City Avenue, Suite 809
Bala Cynwyd, Pennsylvania 19004
Attention: Secretary and General Counsel

If to Executive:	As set forth on the signature page hereto.

Notices shall be deemed to have been given:  (i) on the first business day after posting, if delivered by overnight courier as described above, (ii) on the date of receipt if delivered personally, or (iii) on the next business day after transmission if transmitted by telecopier, telex or cable (and appropriate receipt of transmission is confirmed by telecopy or telephone). Any party hereto may change its address for purposes hereof by notice to the other parties hereto.

13.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.           Headings. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

15.           Entire Understanding. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the employment of Executive by Employer, and supersedes all other prior agreements, representations and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, including without limitation the Prior Agreement.

16.           Amendments. This Agreement may not be modified or changed except by written instrument signed by each of the parties hereto.

17.           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

18.           Dispute Resolution Process. The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement or any other agreement between Employer and Executive), including without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (a “Claim”), shall be settled, at the request of any party of this Agreement, by final and binding arbitration conducted in Montgomery County, Pennsylvania. All such Claims shall be settled by one arbitrator in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. Such arbitrator shall be provided through the CPR Institute for Dispute Resolution (“CPR”) by mutual agreement of the parties; provided that, absent such agreement, the arbitrator shall be appointed by CPR. In either event, such arbitrator may not have any preexisting, direct or indirect relationship with any party to the dispute. Each party hereto expressly consents to, and waives any future objection to, such forum and arbitration rules. Judgment upon any award may be entered by any state or federal court having jurisdiction thereof. Except as required by law (including, without limitation, the rules and regulations of the Securities and Exchange Commission), neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.

Adherence to this dispute resolution process shall not limit the right of Employer or Executive to obtain any provisional remedy, including without limitation, injunctive or similar relief set forth in Section 27, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration. Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Claims arising out of or relating to this Agreement.

The arbitration procedures shall follow the substantive law of the Commonwealth of Pennsylvania, including the provisions of statutory law dealing with arbitration, as it may exist at the time of the demand for arbitration, insofar as said provisions are not in conflict with this

Agreement and specifically excepting therefrom sections of any such statute dealing with discovery and sections requiring notice of the hearing date by registered or certified mail.

19.           Waiver of Jury Trial. Consistent with the intention of Section 18, each signatory to this Agreement further waives its respective right to a jury trial of any claim or cause of action arising out of this Agreement or any dealings between any of the signatories hereto relating to the subject matter of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this Agreement or to any other document or agreement relating to the transactions contemplated by this Agreement.

20.           Construction. Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include feminine and the neuter, references to the neuter shall be deemed to include the masculine and feminine, references to the plural shall be deemed to include the singular and references to the singular shall be deemed to include the plural.

21.           Conflict. In the event of any conflict between the provisions of this Agreement and the policies and practices of Employer the provisions of this Agreement shall govern.

22.           Cooperation. Each party hereto shall cooperate with the other party and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.

23.           Waiver. No waiver of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the party making the waiver, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or any such term, covenant or condition.

24.           Negotiation of Agreement. Any rule of law, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it, shall be of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

25.           Parties in Interest; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors, assigns, heirs and/or personal representatives, except that neither this Agreement nor any interest herein shall be assigned or assignable by operation of law or otherwise, by Executive or Employer without the approval of the other party. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

26.           Severability. If any provision of this Agreement shall be deemed invalid, unenforceable or illegal, then notwithstanding such invalidity, unenforceability or illegality, the remainder of this Agreement shall continue in full force and effect.

27.           Injunctive Relief. In the event of breach by Executive of the terms of Section 6 or Section 7 , Employer shall be entitled to enforce the specific performance of this Agreement by Executive and to enjoin Executive from any further violation of either such provisions and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law.

(Signature page follows)

28.           Executive Acknowledgement. Executive represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, and that to the extent, if any, that he desired, he availed himself of such right. Executive further represents that he has carefully read and fully understands all of the provisions of this Agreement, that he is competent to execute this Agreement, that his agreement to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“EXECUTIVE”

/s/ Joseph M. Field		August 2, 2007
Joseph M. Field		Date

Address for Notice:

401 City Avenue

Suite 809

Bala Cynwyd, PA 19004

“EMPLOYER”

Entercom Communications Corp.,
a Pennsylvania corporation

By:	/s/ John C. Donlevie	August 2, 2007
John C. Donlevie		Date
Executive Vice President
and Secretary